Exhibit 99.1

Actelis Networks Reports Second Quarter and First Half of Fiscal 2022

FREMONT, Calif., August 11, 2022 — Actelis Networks, Inc. (NASDAQ: ASNS) (“Actelis” or the “Company”), a market leader in cyber-hardened, rapid-deployment networking solutions for wide-area IoT networks, today reported financial results for the fiscal second quarter and first six months ended June 30, 2022.

Financial Highlights:

●	Total revenue increased 8% year-over-year to $4.9 million for the six-months ended June 30, 2022.

●	Delivery of Sales to IoT- customers grew 51% year-over-year for the six-months ended June 30, 2022.

●	Backlog of customer open orders of $4.0 million (of which 83% are for IoT customers) as of June 30, 2022.

●	Gross margin increase for the three months ended June 30, 2022 to 62% despite ongoing inflationary and supply-chain pressures (compared to 57% in the prior year period).

●	Adjusted EBITDA, a non-GAAP measure of operating performance, totaled $79,000 for the three months ended June 30, 2022.

●	As a result of the closing of the IPO on May 17, 2022, the Company reported a transformation of the balance sheet structure as of June 30, 2022 (compared to December 31, 2021): $19.6 million of total assets (compared to. $4.7 million), $11.8 million of total liabilities (compared to$18.7 million) and $7.6 million of shareholders’ equity (compared to a capital deficiency of ($19.6) million).

●	During 2020, 2021 and the first six months of 2022, the Company incurred significant expenses related to convertible loans and warrants, which are now almost entirely converted. As a result, the Company expects those expenses to decrease significantly in the future.

Operational Updates:

●	Successful delivery of 52% of the December 31,2021 backlog of customer open orders by June 30, 2022.

●	A large customer renewed its software license and support contract for an additional two years. The value of the order over the lifespan of the contract renewal period is approximately $1.45 million.

●	Received additional $134,000 of new orders from a previously announced multi-year contract with a leading global customer specializing in airport operations management systems. Orders were received for airports in Taiwan, Japan, Indonesia, Hungary, as well as for Newark and JFK in the United States. The Company expects to see an increasing number of orders from additional airports globally.

●	Selected for deployment by the City of San Jose, CA, in a multi-year, city-wide smart traffic infrastructure upgrade. Received a first order of $189,000, the total city budget is estimated to be $3 million.

●	Introduced a new, 10Gbps high-switching capacity product family of advanced, cyber-hardened and environmentally hardened building blocks for IoT networks. The new building blocks support mixed hybrid fiber-copper networks, 256-bit encryption, remote powering for IoT devices and small cells, and includes advanced software for automated management and security.

Management Commentary:

“Following our successful IPO, Actelis is moving at an accelerated pace towards delivering on its goals of successfully penetrating the IoT market. Our balance sheet is much stronger following the IPO and provides us with the flexibility of moving faster and accelerating our operation, as an increasing number of customers, channels and strategic partners select Actelis as their long-term networking partner in various IoT verticals globally” said Tuvia Barlev, CEO of Actelis. “We expect our continuous investments in sales and marketing personnel and operations to further promote strong organic growth in our IoT client base. Our continuous introduction of new, unique technology, intelligent software and cyber protection capabilities, positions our solutions at the high-end of the competitive landscape. They help us to accelerate our market penetration while maintaining a strong margin. We are addressing supply chain issues on an on-going basis and as a result were able to ship the majority of the December 31, 2021 backlog by June 30, 2022.”

Fiscal Second Quarter and First Half of 2022 Financial Results:

Revenues totaled $3.1 million, compared to $3.0 million for the three months ended June 30, 2021. The year-over-year increase in revenues was primarily attributable to an increase of $363,000 of revenues generated from North America as a result of increase in revenue from a service and software contract renewal, offset by a decrease of $208,000 in revenues generated from Europe, the Middle East and Africa, as a result of a delay in supply due to shortages.

For the first six months of 2022, revenue amounted to $4.9 million, compared to $4.6 million for the first six months of 2021, representing 8% growth. The increase from the corresponding period was primarily attributable to $555,000 of revenues generated from Europe, the Middle East and Africa offset by a decrease of $179,000 in revenues generated from North America and Asia Pacific.

Cost of revenues amounted to $1.2 million compared to $1.3 million for the three months ended June 30, 2021, due to product mix change.

Cost of revenues for the six months ended June 30, 2022, amounted to $2.45 million compared to $2.1 million for the six months ended June 30, 2021. The increase from the corresponding period was mainly due to the increase in revenues, as well as a change in the product mix and an increase in the cost of components and manufacturing driven by supply shortages and shipment costs.

Gross profit amounted to $1.9 million, compared to $1.7 million for the three months ended June 30, 2021. The year-over-year increase in gross profit was primarily attributable to better mix of software vs. hardware sales.

Gross profit for the six months ended June 30, 2022, was $2.5 million or 51% of revenue, compared to $2.5 million or 54% of revenue for the six months ended June 30, 2021.

Research and development expenses amounted to $0.7 million compared to $0.6 million for the three months ended June 30, 2021, as a result of an increased investment in research and development.

Research and development expenses for the six months ended June 30, 2022 amounted to $1.3 million compared to $1.3 million for the six months ended June 30, 2021.

Sales and marketing expenses amounted to $0.8 million compared to $0.5 million for the three months ended June 30, 2021. The increase from the corresponding period was mainly associated with increased investments in sales and marketing, specifically in payroll expenses in the amount of $133,000, mainly due to hiring of sales and marketing employees, increase in commission expenses in the amount of $121,000 due to the higher revenues and increase in travel expenses in the amount of $59,000.

Sales and marketing expenses for the six months ended June 30, 2022 amounted to $1.6 million compared to $0.9 million for the six months ended June 30, 2021. The increase in comparison with the corresponding period was mainly associated with increased sales compensation due to higher revenue of $193,000, increased investments in sales and marketing, specifically in payroll expenses in the amount of $263,000, mainly due to hiring of sales and marketing employees, increase in other professional services in the amount of $85,000 and increase in travel expenses in the amount of $72,000.

General and administrative expenses amounted to $1.07 million compared to $0.3 million for the three months ended June 30, 2021. The increase was mainly due to payroll and one-time professional services expenses attributed to our IPO, completed in May 2022.

General and administrative expenses for the six months ended June 30, 2022 amounted to $1.7 million compared to $0.7 million for the six months ended June 30, 2021. The increase was mainly due to payroll and one-time professional services expenses attributed to the work on the Company’s IPO.

Operating loss was $0.7 million, compared to an operating income of $0.2 million for the three months ended June 30, 2021. The increase was mainly due to a delay in supplies, due to supply chain challenges, as well as higher one-time expenses associated primarily with investment in sales and marketing and expenses attributed to the IPO.

Operating loss for the six months ended June 30, 2022, was $2.1 million, compared to an operating loss of $0.4 million for the six months ended June 30, 2021. The increase was mainly due to a delay in supply, due to shortages, as well as higher expenses associated primarily with investment in sales and marketing and expenses attributed to the IPO.

Financial expense, net was $1.0 million compared to $0.3 million for the three months ended June 30, 2021. During the three months ended June 30, 2022, the Company incurred financial expenses mainly due to increases in fair value of various financial instruments, such as convertible loan, note and warrants in the amount of $1.4 million, and had income in the amount of $0.5 million, from exchange rates differences. Since all convertible loans and nearly all warrants the Company had outstanding converted to equity in connection with the IPO, the Company does not expect additional material financial expenses in future periods for these loans and warrants compared to those the Company incurred in 2020, 2021 and the first six months of 2022.

Financial expense, net for the six months ended June 30, 2022 was $4.2 million compared to $0.3 million for the six months ended June 30, 2021. During the six months ended June 30, 2022, the Company incurred one-time financial expenses mainly due to increases in fair value of various financial instruments, such as convertible loans, and warrants in the amount of $4.5 million, and had income in the amount of $0.5 million, from exchange rates differences.

Net loss was $1.7 million, compared to net loss of $0.1 million for the three months ended June 30, 2021. The increase was primarily due to the increase in financial expenses, resulting from the financial expenses, as well as an increase in operating expenses mainly due to investment in sales and marketing, as well as one-time expenses attributed to our IPO.

Net loss for the six months ended June 30, 2022 was $6.3 million, compared to net loss of $0.7 million for the six months ended June 30, 2021. The increase was primarily due to the increase in financial expenses, resulting from the increases in fair value of various financial instruments, as well as an increase in operating expenses mainly due to investment in sales and marketing, as well as one-time expenses attributed to our IPO.

Adjusted EBITDA, a non-GAAP measure of operating performance, was $79,000 compared to an adjusted EBITDA of $446,000 in the comparable year-ago period. This was primarily a result of higher investment in sales and marketing.

Non-GAAP adjusted EBITDA loss was $888,000 in the six months ended June 30, 2022, compared to $60,000 EBITDA in the comparable year-ago period. This was primarily attributed to product mix changes, increase in sales and marketing investments, and additional legal and audit expenses related to our public filing requirements that commenced during the quarter ended June 30, 2022 as we became a public company.

The Company reported a balance sheet with, $19.6 million of total assets compared to $4.7 million as of December 31, 2021, $11.8 million of total liabilities compared to $18.7 million as of December 31, 2021 and $7.8 million of shareholders’ equity compared to a capital deficiency of ($19.6) million as of December 31, 2021.

Conference Call

Actelis management will hold a conference call today, August 11, 2022, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results.

Company CEO Tuvia Barlev and CFO Yoav Efron will host the call.

U.S. dial-in: (800) 715-9871

International dial-in: +1 (646) 307-1963

Conference ID: 2342820

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the Investor Relations section of Actelis Network’s website.

A telephonic replay of the conference call will be available after 8:30 p.m. Eastern time on the same day through August 18, 2022.

Toll-free replay number: (800) 770-2030

International replay number: +1(609) 800-9909

Conference ID: 2342820

About Actelis Networks, Inc.

Actelis Networks is a market leader in cyber-hardened, rapid-deployment networking solutions for wide-area IoT applications including federal, state and local government, ITS, military, utility, rail, telecom and campus applications. Actelis’ unique portfolio of hybrid fiber-copper, environmentally hardened aggregation switches, high density Ethernet devices, advanced management software and cyber-protection capabilities, unlocks the hidden value of essential networks, delivering safer connectivity for rapid, cost-effective deployment. For more information, please visit www.actelis.com.

Use of Non-GAAP Financial Information

Non-GAAP Adjusted EBITDA, and backlog of open orders are Non-GAAP financial measures. In addition to reporting financial results in accordance with GAAP, we provide Non-GAAP operating results adjusted for certain items, including: financial expenses, which are interest, financial instrument fair value adjustments, exchange rate differences of assets and liabilities, stock based compensation expenses, depreciation and amortization expense, tax expense, and impact of development expenses ahead of product launch. We adjust for the items listed above and show Non-GAAP financial measures in all periods presented, unless the impact is clearly immaterial to our financial statements. When we calculate the tax effect of the adjustments, we include all current and deferred income tax expense commensurate with the adjusted measure of pre-tax profitability.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. Forward-looking statements are not historical facts, and are based upon management’s current expectations, beliefs and projections, many of which, by their nature, are inherently uncertain. Such expectations, beliefs and projections are expressed in good faith. However, there can be no assurance that management’s expectations, beliefs and projections will be achieved, and actual results may differ materially from what is expressed in or indicated by the forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward-looking statements. For a more detailed description of the risks and uncertainties affecting the Company, reference is made to the Company’s reports filed from time to time with the SEC, including, but not limited to, the risks detailed in the Company’s final prospectus (Registration No. 333-264321), filed with the SEC on May 16, 2022. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. Forward-looking statements speak only as of the date the statements are made. The Company assumes no obligation to update forward-looking statements to reflect actual results, subsequent events or circumstances, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If the Company does update one or more forward-looking statements, no inference should be drawn that the Company will make additional updates with respect thereto or with respect to other forward-looking statements. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Actelis is not responsible for the contents of third-party websites.

Investor Relations Contact:

Matt Glover and Ralf Esper

Gateway Investor Relations

+1 949-574-3860

ASNS@gatewayir.com

-Financial Tables to Follow-

ACTELIS NETWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

	June 30,	December 31,
	2022	2021
	U.S. dollars in thousands (except for share and per share amounts)
Assets
CURRENT ASSETS:
Cash and cash equivalents	12,286	693
Short term bank deposit	71	-
Restricted cash	770	-
Trade receivables, net of allowance for doubtful debts of $61 as of June 30, 2022, and December 31, 2021	3,109	2,147
Inventories	908	897
Prepaid expenses and other current assets	1,133	398
TOTAL CURRENT ASSETS	18,277	4,135

NON-CURRENT ASSETS:
Property and equipment, net	99	103
Restricted cash	91	102
Severance pay fund	234	266
Operating lease right of use assets	776	-
Long term deposits	82	78
TOTAL NON-CURRENT ASSETS	1,282	549

TOTAL ASSETS	19,559	4,684

ACTELIS NETWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

UNAUDITED

	June 30,	December 31,
	2022	2021
	U.S. dollars in thousands (except for share and per share amounts)
Liabilities and redeemable convertible preferred stock and shareholders’ equity (capital deficiency)

CURRENT LIABILITIES:
Current maturities of long-term loans	768	758
Warrants	74	177
Trade payables	1,659	1,920
Deferred revenues	669	673
Employee and employee-related obligations	780	703
Accrued royalties	968	818
Operating lease liabilities	505	-
Other accrued liabilities	1,054	902
TOTAL CURRENT LIABILITIES	6,477	5,951
NON-CURRENT LIABILITIES:
Long-term loan, net of current maturities	4,564	5,473
Deferred revenues	231	-
Warrants	-	1,972
Convertible loan	-	4,905
Operating lease liabilities	190	-
Accrued severance	279	315
Other long-term liabilities	61	79
TOTAL NON-CURRENT LIABILITIES	5,325	12,744
TOTAL LIABILITIES	11,802	18,695
COMMITMENTS AND CONTINGENCIES (Note 8)
REDEEMABLE CONVERTIBLE PREFERRED STOCK:
CONVERTIBLE SERIES A PREFERRED STOCK, $0.0001 par value, 4,986,039 shares authorized as of December 31, 2021; 0 and 4,986,039 shares issued and outstanding as of June 30, 2022 and December 31, 2021; aggregate liquidation preference of $5,091 as of December 31, 2021.	-	2,858
CONVERTIBLE SERIES B PREFERRED STOCK, $0.0001 par value, 3,002,652 shares authorized as of December 31, 2021; 0 and 2,745,004 shares issued and outstanding as of June 30, 2022 and December 31, 2021; aggregate liquidation preference of $4,271 as of December 31, 2021.	-	2,727
TOTAL REDEEMABLE CONVERTIBLE PREFERRED STOCK	-	5,585
SHAREHOLDERS’ EQUITY (CAPITAL DEFICIENCY):
Common stock, $0.0001 par value: 30,000,000 and 11,009,315 shares authorized as of June 30, 2022, and December 31, 2021, respectively; 17,317,572 and 2,047,641 shares issued and outstanding as of June 30, 2022, and December 31, 2021, respectively	1	*
Non-voting common stock, $0.0001 par value: 2,803,774 shares authorized as of June 30, 2022 and December 31, 2021, respectively; 0 and 1,783,773 shares issued and outstanding as of June 30, 2022, and December 31, 2021.	-	*
Additional paid-in capital	36,469	2,824
Accumulated deficit	(28,713)	(22,420)
TOTAL SHAREHOLDERS’ EQUITY (CAPITAL DEFICIENCY)	7,757	(19,596)
TOTAL LIABILITIES AND REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (CAPITAL DEFICIENCY)	19,559	4,684

*	Represents an amount less than $1 thousands.

The accompanying notes are an integral part of these condensed consolidated financial statements (Unaudited).

ACTELIS NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
	U.S. dollars in thousands (except share and per share amounts)

REVENUES	3,081	3,027	4,949	4,573
COST OF REVENUES	1,159	1,288	2,445	2,106
GROSS PROFIT	1,922	1,739	2,504	2,467

OPERATING EXPENSES:
Research and development expenses, net	676	646	1,326	1,266
Sales and marketing expenses, net	837	538	1,567	949
General and administrative expenses, net	1,067	329	1,702	651
TOTAL OPERATING EXPENSES	2,580	1,513	4,595	2,866

OPERATING INCOME (LOSS)	(658)	226	(2,091)	(399)
Financial expenses, net	(996)	(259)	(4,202)	(313)
NET COMPREHENSIVE LOSS FOR THE PERIOD	(1,654)	(33)	(6,293)	(712)

Net loss per share attributable to common shareholders – basic and diluted	$(0.17)	$(0.02)	$(1.09)	$(0.35)
Weighted average number of common stock used in computing net loss per share – basic and diluted	9,522,719	2,047,641	5,787,503	2,047,641

Non GAAP adjusted EBITDA

(U.S. dollars in thousands)	Three months Ended June 30, 2022	Three months Ended June 30, 2021	Six months Ended June 30, 2022	Six months Ended June 30, 2021
Revenues	3,081	3,027	$4,949	$4,573
GAAP net Income (loss)	(1,654)	(33)	(6,293)	(712)
Interest Expense	996	259	$4,202	$312
Tax Expense	62	26	74	63
Fixed asset depreciation expense	10	12	20	24
Stock based compensation	14	10	28	20
Research and development, capitalization	138	172	280	353
Other one-time costs and expenses	513	-	801	-
Non-GAAP Adjusted EBITDA	79	446	(888)	$60
GAAP net loss margin	(53.67%)	(1.09%)	(127.2%)	(15.57%)
Adjusted EBITDA margin	2.6%	14.73%	(17.94%)	1.3%

(U.S. dollars in thousands Revenues	For the three months ended June 30		For the six months ended June 30
	2022	2021	2022	2021

Revenues	3,081	3,027	$4,949	$4,573

Backlog of open Orders(1)	3,996	4,852	$3,996	$4,852

(1)	Presented as of June 30 for each year.

ACTELIS NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six months ended June 30,
	2022	2021
	U.S. dollars in thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the period	(6,293)	(712)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	20	23
Changes in fair value related to warrants to lenders	1,115	-
Inventories write-downs	80	55
Exchange rate differences	(739)	(37)
Share-based compensation	28	18
Changes in fair value related to convertible loan	1,648	-
Changes in fair value related to convertible note	1,753	-
Changes in operating assets and liabilities:
Trade receivables	(962)	(1,240)
Net change in operating lease assets and liabilities	(82)	-
Inventories	(91)	18
Prepaid expenses and other current assets	(735)	(525)
Other non-current asset	(4)	18
Trade payables	(261)	(45)
Deferred revenues	227	573
Other current liabilities	225	270
Other long-term liabilities	136	112
Other accrued liabilities	153	(77)
Net cash used in operating activities	(3,782)	(1,549)

CASH FLOWS FROM INVESTING ACTIVITIES:
Short term bank deposit	(71)	-
Purchase of property and equipment	(16)	(2)
Net cash used in investing activities	(87)	(2)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of options	*	*
Proceeds from long-term debt, net of issuance costs	-	2,070
Proceeds from initial public offering and private placement	18,712	-
Underwriting discounts and commissions and other offering costs	(2,175)	-
Repayment of long-term loan	(316)	(192)
Net cash provided by financing activities	16,221	1,878

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(739)	(37)

INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	12,352	327

BALANCE OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF THE PERIOD	795	671

BALANCE OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF THE PERIOD	13,147	998

*	Represents an amount less than $1 thousands.